EXHIBIT 99.1

Contact:
Arthur Newman
Chief Financial Officer
(615) 301-3178
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2008 RESULTS

NASHVILLE, Tenn. (April 22, 2008)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2008.

Highlights:

•	Revenues of $11.4 million in the first quarter of 2008, up 41% over the first quarter of 2007

•	Net income of $66,000 in the first quarter of 2008, up from $45,000 in the first quarter of 2007

•	Adjusted EBITDA of $1.4 million in the first quarter of 2008, up from $0.9 million in the first quarter of 2007

•	1,594,000 healthcare professional subscribers fully implemented on our Internet-based learning network at March 31, 2008, up from 1,379,000 at March 31, 2007

•	Gerard M. Hayden, Jr. joins the Company as senior vice president and chief financial officer

•	Jeffrey S. Doster joins the Company as senior vice president and chief technology officer

Financial Results:
First Quarter 2008 Compared to First Quarter 2007
Revenues for the first quarter of 2008 increased $3.3 million, or 41 percent, to $11.4 million, compared to $8.1 million for the first quarter of 2007. The Company’s revenue mix during the first quarter of 2008 was comprised of 66 percent of revenues from HealthStream Learning and 34 percent from HealthStream Research. This compares to 80 percent from HealthStream Learning and 20 percent from HealthStream Research during the first quarter of 2007. This revenue mix change is primarily a result of the acquisition of The Jackson Organization Research Consultants, Inc. (TJO) during March 2007, whose revenues are included in HealthStream Research.

Revenues from HealthStream Learning increased by $1.0 million when compared to the first quarter of 2007. Of this increase, $1.5 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HealthStream Learning Center® (HLC) of $900,000 and from courseware subscriptions and online training services of $616,000. Revenues from these products increased 30 percent over the prior year quarter and approximated $6.6 million for the first quarter of 2008. Revenues associated with implementation, development, and consulting services increased $302,000 over the prior year quarter. Our increase in revenues was partially offset by a decrease in revenues from our live event business, including association activities, which declined $663,000 from the prior year quarter, primarily due to fewer live events and association activities during the first quarter of 2008 than in the first quarter of 2007.

Revenues from HealthStream Research increased $2.3 million when compared to the first quarter of 2007, primarily resulting from the impact of the March 2007 acquisition of TJO. Revenue increases over the prior year quarter included $1.7 million from patient surveys, $525,000 from employee surveys, and $94,000 from physician surveys. TJO revenues during the first quarter of 2007, prior to our acquisition and not included in our results for the first quarter of 2007, approximated $2.6 million.

Gross margin, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, declined to 60 percent for the first quarter of 2008 from 64 percent for the first quarter of 2007. The decline in gross margin resulted from changes in revenue mix and related cost of revenues. In HealthStream Research, we experienced lower gross margins related to increased revenues from patient surveys, which have lower margins than physician and employee surveys. In HealthStream Learning, gross margins were up slightly compared to the prior year quarter due to the increase in HLC revenues, but were somewhat offset by increased royalties paid by us associated with increased revenues from a portion of our courseware subscription products.

Other operating expenses, including product development, sales and marketing, depreciation and amortization, and other general and administrative expenses also increased over the prior year quarter. These expense increases resulted primarily from the impact of TJO personnel and operating expenses, as well as the addition of sales personnel for both HealthStream Learning and HealthStream Research. Depreciation and amortization increases were associated with capital expenditures, software enhancements, and intangible assets. Other income and expense decreased $118,000 when compared to the prior year quarter due to lower cash and investments balances.

Net income for the first quarter of 2008 was $66,000, or $0.00 per share (diluted), up slightly from $45,000, or $0.00 per share (diluted), for the first quarter of 2007.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $1.4 million for the first quarter of 2008, compared to $912,000 for the first quarter of 2007. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

Other Financial Indicators
At March 31, 2008, the Company had cash and related interest receivable of $4.8 million, compared to $3.6 million at December 31, 2007. The increase in cash resulted from improved receipts from customers, including a reduction of accounts receivable balances by $1.5 million, but was partially offset by payments to vendors during the quarter. Capital expenditures and capitalized feature enhancement development totaled approximately $0.4 million for the first quarter of 2008.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) approximated 57 days for the first quarter of 2008 compared to 75 days for the first quarter of 2007. Excluding the impact of accounts receivable balances acquired with the TJO acquisition during March 2007, DSO for the first quarter of 2007 approximated 60 days. The improvement over the prior year quarter, excluding the impact of TJO, is associated with improved collections from customers during the quarter.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the first quarter of 2008, HealthStream Research added several new healthcare organization customers, including Tenet Healthcare Corporation, Conemaugh Health System, and Kessler Memorial Hospital. Among our existing research customers, 36 renewed their contracts for multiple survey products, while 48 chose to contract for more research services in the first quarter to add to their current services received from HealthStream Research.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At March 31, 2008, approximately 1,594,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 1,541,000 at December 31, 2007. The total number of contracted subscribers at March 31, 2008 was approximately 1,728,000, up from 1,497,000 at March 31, 2007. “Contracted subscribers” include both those already implemented (1,594,000) and those in the process of implementation (134,000).

Customers representing approximately 93 percent of subscribers that were up for renewal did renew in the first quarter of 2008, while our renewal rate based on the annual contract value was approximately 99 percent. Our renewal rates reflect increased pricing at renewal, as well as the addition of subscribers compared to previously contracted amounts. The renewal rates for the first quarter of 2008 compare to a subscriber renewal rate of 95 percent and an annual contract value renewal rate of 102 percent during the first quarter of 2007.

Executive Personnel Announcements
We are pleased to announce the addition of two new members to HealthStream’s executive team. Gerard (“Gerry”) M. Hayden, Jr. will join us as senior vice president and chief financial officer (CFO) and Jeffrey S. Doster will join us as senior vice president and chief technology officer (CTO), both effective in mid-May 2008.

Mr. Hayden has been a director of the Company since 2006 and has most recently served as chief financial officer for MedAvant Healthcare Solutions. As an experienced leader in healthcare technology companies, he brings broad industry experience in finance, mergers and acquisitions, and accounting to HealthStream’s executive team. Mr. Hayden’s prior experience includes serving as chief financial officer for such companies as Private Business, Inc., Covation, Meridian Occupational Healthcare Associates, Inc., ENVOY (now part of WebMD), and Allied Clinical Laboratories, Inc. In his new role at HealthStream, Mr. Hayden will assume leadership for all accounting and financial operations.

Upon his acceptance of the role of HealthStream’s CFO, Mr. Hayden resigned from the Company’s board of directors where he served on the audit committee. Michael D. Shmerling—who joined the board in 2005—will join the audit committee.

Mr. Doster has held several senior information technology (IT) positions, including senior vice president and chief technology officer at The Shop at Home Network, LLC and senior vice president of IT at New Roads, Inc. With over 20 years of experience in IT across several companies, he has demonstrated outstanding executive leadership in developing enterprise-level systems infrastructures, highly effective data warehouse management systems, and innovative Internet commerce systems. At HealthStream,
Mr. Doster will be responsible for leading all aspects of the Company’s technology development, including our strategy for technology platforms, product development, and partnerships.

Financial Expectations
Revenues for the second quarter of 2008 are expected to range between $12.8 and $13.0 million, an increase of approximately $0.8 to $1.0 million, or seven to nine percent, over the same quarter in the prior year. We expect revenues from HealthStream Learning to increase between 18 and 20 percent over the second quarter of the prior year resulting from continued growth in our HLC subscriber base and courseware subscriptions, which we anticipate will be partially offset by continued declines in several of our project-based products. We expect revenues from HealthStream Research to decrease between eight and 10 percent, compared to the second quarter of 2007. We expect this revenue decrease will result from fewer physician and employee survey projects being completed during the second quarter of 2008 as compared to the same quarter in the prior year. Revenues from patient surveys, which comprise approximately 50 percent of the total HealthStream Research business, are expected to increase during the second quarter of 2008 compared to same quarter in the prior year.

We anticipate gross margins for the second quarter of 2008 to be comparable to the same quarter in the prior year and improve compared to the first quarter of 2008. Product development expenses are expected to increase in amount and as a percentage of revenue compared to both the first quarter of 2008 and the prior year second quarter. Sales and marketing expenses are also expected to increase in amount, but are expected to be comparable as a percentage of revenues compared to both the first quarter of 2008 and the prior year second quarter. Depreciation and amortization are expected to increase in amount and as a percentage of revenues compared to the prior year second quarter. General and administrative expenses are expected to increase in amount and as a percentage of revenues compared to both the first quarter of 2008 and the prior year second quarter. We expect net income for the second quarter of 2008 to range between $0.02 and $0.03 per diluted share.

We are maintaining our full year 2008 revenue growth expectation of between 22 and 24 percent over 2007. Revenues are expected to increase in each remaining quarter of 2008 over the same quarter from the prior year. Revenues from HealthStream Learning are expected to increase for the full year 2008 over the full year 2007. Revenues from HealthStream Research are expected to increase for the full year 2008 over the full year 2007 both on an as reported basis and a pro forma basis (as if TJO were included in our operating results as of January 1, 2007.). We are also maintaining our expectation of net income per diluted share for the full year of 2008 to be in the range between $0.12 and $0.15. Our estimates for the second quarter and full year of 2008 do not reflect an income tax benefit associated with the realization of additional deferred tax assets. We will continue to evaluate the need for a valuation allowance on our remaining deferred tax assets based on whether they will more likely than not be realized in the future.

Capital expenditures and content purchases are expected to approximate $5.0 million in 2008, with approximately $2.5 million of the anticipated spending expected for the purchase of hardware and software associated with delivery of our products and services. The remainder relates to development of software feature enhancements, new products, and content.

Robert A. Frist, Jr., chief executive officer, commented, “We are excited to welcome Gerry Hayden and Jeff Doster to HealthStream’s executive team. Gerry brings a wealth of experience in finance, mergers and acquisitions, and accounting—particularly from healthcare technology companies. His leadership and executive-level skills will be well utilized in his new role as our chief financial officer. Jeff brings a rich and varied technology background as well as executive-level experience working with high-growth companies. His insight, expertise, and leadership will be invaluable in guiding the development of our technology platforms and new product development. The addition of Gerry and Jeff significantly deepens our executive team—and I look forward to their future contributions to the Company.”

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, executive vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, April 23, at 9:00 a.m. (EST). To listen to the conference, please dial 877-440-5787 (no passcode needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 719-325-4937 (no passcode needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (passcode #8541210) for U.S. and Canadian callers and 719-457-0820 (passcode #8541210) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.7 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$11,422	$8,101
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	4,528	2,915
Product development	1,285	1,079
Sales and marketing	2,552	1,734
Depreciation and amortization	1,246	856
Other general and administrative	1,767	1,608

Total operating expenses	11,378	8,192
Operating income (loss)	44	(91)
Other income, net	22	140

Income before income taxes	66	49
Provision for income taxes	—	4

Net income	$66	$45

Net income per share:
Net income per share, basic	$0.00	$0.00

Net income per share, diluted	$0.00	$0.00

Weighted average shares outstanding:
Basic	22,087	21,936

Diluted	22,727	22,603

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended
	March 31,
	2008	2007
Net income	$66	$45
Interest income	(46)	(148)
Interest expense	19	8
Income taxes	—	4
Share-based compensation expense	153	147
Depreciation and amortization	1,246	856

Income before interest, income taxes, share-based compensation, depreciation and amortization	$1,438	$912

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007(1)
ASSETS
Current assets:
Cash and related interest receivable	$4,819	$3,630
Accounts and unbilled receivables, net (2)	8,331	9,719
Prepaid and other current assets	1,941	1,969
Deferred tax assets, current	360	360

Total current assets	15,451	15,678
Capitalized software feature enhancements, net	4,346	4,459
Property and equipment, net	4,071	4,383
Goodwill and intangible assets, net	26,595	26,851
Deferred tax assets, non current	1,630	1,630
Other assets	311	360

Total assets	$52,404	$53,361

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,174	$6,260
Deferred revenue	10,590	9,493
Current portion of long-term debt and capital lease obligations	799	831

Total current liabilities	15,563	16,584
Long-term debt and capital lease obligations, net of current portion	874	1,064

Total liabilities	16,437	17,648
Shareholders’ equity:
Common stock	97,314	97,126
Accumulated deficit	(61,347)	(61,413)

Total shareholders’ equity	35,967	35,713

Total liabilities and shareholders’ equity	$52,404	$53,361

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2007.

(2)	Includes unbilled receivables of $1,160 and $1,051 and other receivables of $8 and $0 at March 31, 2008 and December 31, 2007, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2008 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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